(11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION





                                      Three months ended        Nine months ended
                                  ------------------------  ------------------------
                                   October 3  September 30  October 3   September 30
                                     1998        1997         1998           1997
                                  ----------  -----------  ----------   ------------
Basic:
  Weighted average
    shares outstanding (A)        4,261,580    4,215,429    4,239,447    4,176,318


    Net income                   $  279,625   $  511,701   $1,602,280   $1,030,080
                                 ==========   ==========   ==========   ==========

    Basic earnings
    per common share             $     0.07   $     0.12   $     0.38   $     0.25
                                 ==========   ==========   ==========   ==========



Diluted:
  Weighted average
    shares outstanding (A)        4,261,580    4,215,429    4,239,447    4,176,318
  Net effect of dilutive
    stock options based on
    the treasury stock method
    using average market price      229,569      164,662      272,520      157,890
                                 ----------   ----------   ----------   ----------

    Totals                        4,491,149    4,380,091    4,505,544    4,334,208
                                 ==========   ==========   ==========   ==========

    Net income                   $  279,625   $  511,701   $1,602,280   $1,030,080
                                 ==========   ==========   ==========   ==========

    Diluted earnings
    per common share             $     0.06   $     0.12   $     0.36   $     0.24
                                 ==========   ==========   ==========   ==========

(A) Retroactively restated for the effect of the 10% stock dividend paid on July 1, 1998 to holders of record on June 16, 1998.